Exhibit 2.1

EXECUTION VERSION

Amendment NO. 1 to ASSET Purchase Agreement

This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”) is made and entered into as of September 13, 2018, by and among (i) Premier Exhibitions, Inc., a Florida corporation (“Premier”), (ii) Arts and Exhibitions International, LLC, a Florida limited liability company (“A&E”), (iii) Premier Exhibition Management LLC, a Florida limited liability company (“PEM”), (iv) Premier Exhibitions NYC, Inc., a Nevada corporation (“Premier NYC”), (v) Premier Merchandising, LLC, a Delaware limited liability company (“Premier Merch”), (vi) Premier Exhibitions International, LLC, a Delaware limited liability company (“PEI”), (vii) Dinosaurs Unearthed Corp., a Delaware corporation (“DU Corp.”) (collectively with Premier, A&E, PEM, Premier NYC, Premier Merch and PEI, the “Debtor Sellers”); (viii) DinoKing Tech Inc. d/b/a Dinosaurs Unearthed, a company formed under the laws of British Columbia (“DinoKing”), (ix) RMS Titanic, Inc., a Florida corporation (“RMST”), solely for purposes of Article III, Article V, Article VII and Article VIII, and Premier Acquisition Holdings LLC, a Delaware limited liability company (the “Purchaser”). The Debtor Sellers and DinoKing are collectively referred to herein as the “Sellers”. Each of the parties referred to above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties executed that certain Asset Purchase Agreement, dated June 14, 2018 (the “Original Asset Purchase Agreement”) pursuant to which Sellers desire to sell, and Purchaser desires to purchase, the business operated by the Sellers, consisting of the business development and touring of permanent and traveling exhibitions of historic and educational artifacts;

WHEREAS, the Parties now wish to amend the Original Asset Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Definitions. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to such terms in the Original Asset Purchase Agreement.

2.                  Amendments. The Original Asset Purchase Agreement is hereby amended as follows:

(a)             Clause (y)(i) in Section 2.3(a) is amended by deleting the phrase “$17,500,000 (Seventeen Million Five Hundred Thousand Dollars)” therefrom and replacing it with the phrase “$19,500,000 (Nineteen Million Five Hundred Thousand Dollars)”.

(b)            The last sentence of Section 5.7(a)(ii) is deleted in its entirety and replaced with the following:

“The Bankruptcy Court must enter the Bidding Procedures Order by not later than September 17, 2018.”

(c)             Section 7.4(b) is deleted in its entirety and replaced with the following:

“(b) (i) the Approval Motion has not been filed with the Bankruptcy Court prior to 9:00 p.m. (Eastern Time) on the Business Day following the Execution Date, (ii) the Bankruptcy Court has not approved and entered the Bidding Procedures Order prior to 9:00 p.m. (Eastern Time) on September 17, 2018, (iii) the Bankruptcy Court has not approved and entered the Approval Order prior to 9:00 p.m. (Eastern Time) on October 18, 2018, (iv) the Admiralty Court has not approved and entered the Admiralty Court Order prior to 9:00 p.m. (Eastern Time) on October 31, 2018, (v) following entry of the Approval Order, the Admiralty Court Order or the Bidding Procedures Order, any of the Approval Order, Admiralty Court Order or the Bidding Procedures Order is stayed, reversed, modified, vacated or amended in any material respect without the prior written consent of Purchaser (such consent not to be unreasonably withheld), and such stay, reversal, modification, vacation or amendment is not eliminated within fourteen (14) days of any such stay, reversal, modification, vacation or amendment; or (vi) a Person shall have appealed the Admiralty Court Order within sixty (60) days of the Admiralty Court Order Entry Date;”

(d)            The proviso in clause (y) in Section 7.5(b)(ii) is amended by deleting the amount “$1,000,000” therefrom and replacing it with “$1,500,000”.

(e)             Section 8.5 Definitions is amended as follows:

The defined term “Purchase Price” is amended by deleting the amount “$17,500,000” therefrom and replacing it with “$19,500,000”.

3.               Other. Except as set forth in this Amendment, all terms, provisions, agreements and conditions set forth in the Original Asset Purchase Agreement shall remain in full force and effect and enforceable by the Parties in accordance with their terms. Any reference to the “Agreement” as defined in the Original Asset Purchase Agreement shall mean the Agreement as amended hereby. This Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission (including by Portable Document Format), shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature pages follow]

2

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SELLERS:

PREMIER EXHIBITIONS, INC.		PREMIER EXHIBITION MANAGEMENT, LLC, by Premier Exhibitions, Inc., its Managing Member

By:	/s/ Daoping Bao	By:	/s/ Daoping Bao
Name: Daoping Bao		Name: Daoping Bao
Title: President		Title: President

ARTS AND EXHIBITIONS INTERNATIONAL, LLC		PREMIER EXHIBITIONS INTERNATIONAL, LLC, by Premier Exhibitions, Inc., its Managing Member

By:	Premier Exhibition Management, LLC, its Managing Member

By:	Premier Exhibitions, Inc., its Managing Member	By:	/s/ Daoping Bao
Name: Daoping Bao
By:	/s/ Daoping Bao	Title: President
Name: Daoping Bao
Title: President

PREMIER EXHIBITIONS NYC, INC.		PREMIER MERCHANDISING, LLC, by Premier Exhibitions, Inc., its Managing Member

By:	/s/ Daoping Bao	By:	/s/ Daoping Bao
Name: Daoping Bao		Name: Daoping Bao
Title: President		Title: President

DINOKING TECH, INC.		DINOSAURS UNEARTHED CORP.

By:	/s/ Daoping Bao	By:	/s/ Daoping Bao
Name: Daoping Bao		Name: Daoping Bao
Title: President		Title: President

RMST:

RMS TITANIC, INC., solely for purposes of Article III, Article V, Article VII and Article VIII

By:	/s/ Daoping Bao
Name: Daoping Bao
Title: President

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

PURCHASER:

PREMIER ACQUISITION HOLDINGS LLC

By:	/s/ Gilbert Li
Name: Gilbert Li
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]